                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, DC  20549


                                 FORM 8-K


                              CURRENT REPORT


                 Pursuant to Section 13 or 15 (d) of the
                     Securities Exchange Act of 1934


            Date of Report (Date of earliest event reported):
                              April 25, 1997


                    FIRST PLACE FINANCIAL CORPORATION
         --------------------------------------------------------
          (Exact name of registrant as specified in its charter)


             New Mexico                 0-25956           85-0317365
  -------------------------------     ------------    -------------------
  (State or other jurisdiction of     (Commission      (I.R.S Employer
   incorporation or organization)     file number)    Identification No.)


    100 East Broadway, Farmington, New Mexico                87401
  -----------------------------------------------------------------------
     Address of principal executive offices                Zip Code


   Registrant's telephone number, including area code:  (505) 324-9500
                                                        --------------

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ITEM 5.  OTHER EVENTS

         News release dated April 25, 1997 announcing the Company's first quarter 1997 earnings and announcing quarterly dividends payable May 1, 1997.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

         (c)  EXHIBITS

              News release from First Place Financial Corporation dated April 25, 1997.





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                            SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                             FIRST PLACE FINANCIAL CORPORATION
                            -----------------------------------
                                        (Registrant)


Date:  April 29, 1997        /s/ James D. Rose
                            -----------------------------------
                             James D. Rose
                             President and Chief Operating Officer

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                                    [LETTERHEAD]


                                    NEWS RELEASE
                                    ------------

DATE:        April 25, 1997

CONTACT:     James D. Rose, President

TELEPHONE:   (505) 324-9542



                         FIRST PLACE FINANCIAL CORPORATION

FARMINGTON, NEW MEXICO -- Richard I. Ledbetter, chief executive officer of Farmington-based First Place Financial Corporation (FPLF on the NASDAQ Bulletin Board), announced today that net income for the first three months of 1997 was $2,298,000, a decrease of $187,000, or 7.5%, versus the year earlier period. According to Ledbetter, 1996's reported net income included approximately $200,000 of non-recurring income, most of which was attributable to gains on disposal of other real estate owned. "Core earnings remain strong," said Ledbetter, "and we are encouraged by the growth we are experiencing in all three of our markets."

   Primary net income per share for the quarter was $1.06 versus $1.17 earned in the first quarter of 1996. Adjusted for the non-recurring items, primary earnings per share at March 31, 1996 were $1.08.

   Net interest income for the quarter was $7,226,000, an increase of $371,000, or 5.4%, compared to the same period for 1996. Interest income was up $1,633,000, or 12.2%, primarily as the result of a $1,120,000 increase in interest and fees on loans. Interest expense increased $1,262,000, or 19.3%, due to an increase in short-term and other borrowings and more interest being paid on transaction accounts as the result of the introduction of the new All-In-One checking account by the company's First National Bank of Farmington subsidiary in the third quarter of 1996.

   The provision for loan losses for the quarter increased $95,000 to $330,000 due to increased loans outstanding. At March 31, 1997, the reserve for loan losses was $8,593,000, or 1.82% of loans, which is significantly above the peer group average.

   James D. Rose, president, reported that other income (which included the non-recurring gains on other real estate for 1996) was down $317,000, or 21.9% from the same period a year ago, while other expenses increased $464,000, or 10.4%. These negative variances were somewhat offset by a lower effective income tax rate of 26 percent at March 31, 1997 compared to 31 percent at March 31, 1996. Income taxes decreased from $1,134,000 at March 31, 1996 to $816,000 at March 31, 1997. "Our 1997 lower effective income tax rate was primarily the result of accruing for low income housing tax credits which were purchased by our First National Bank of Farmington subsidiary during the third quarter of 1996," said Rose.

   Total assets at March 31, 1997 were $820,678,000, an increase of $20,068,000, or 2.5%, compared to December 31, 1996. Total assets are up $93,352,000 over the March 31, 1996 total of $727,326,000.
Stockholders' equity at March 31, 1997 was $65,900,000, or $1,140,000, more than December 31, 1996. Dividends declared during the first quarter of 1997 increased $85,000 to $754,000 versus $669,000 for the first quarter of 1996. According to Rose, the quarterly dividend per share was recently increased from $.32 to $.35, effective with the dividend payable May 1, 1997 to shareholders of record as of March 19, 1997.

   First Place stock, which recently has traded at $62.00 per share, had a book value at March 31, 1997 of $30.86.

   First Place Financial Corporation is the largest bank holding company headquartered in New Mexico and owns First National Bank of Farmington, Western Bank, Gallup, and Burns National Bank of Durango, Colorado.